                                   EXHIBIT 5

INTERNAL REVENUE SERVICE                       DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201

Date: Dec 03 1996                              Employer Identification Number:
                                                        34-0469820
POTTERS SAVINGS & LOAN CO                      DLN:
PO BOX 1028                                             17007281081006
EAST LIVERPOOL, OH 43920                       Person to Contact:
                                                        Cindy Perry
                                               Contact Telephone Number:
                                                        (513) 684-3957
                                               Plan Name:
                                                        401K RET SAV PL

                                               Plan Number: 003

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for you plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the plan adopted on August 1, 1996.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

POTTERS SAVINGS & LOAN CO

         If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,

                                /s/ C. ASHLEY BULLARD
                                District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans